Exhibit 99.1

Media Release

Roche purchases shares in tender offer for GenMark Diagnostics, Inc.

Basel, 22 April 2021 - Roche (SIX: RO, ROG; OTCQX: RHHBY) and GenMark Diagnostics, Inc. today announced that Roche’s wholly owned subsidiary Geronimo Acquisition Corp. has accepted for payment all shares validly tendered and not validly withdrawn pursuant to its tender offer for all outstanding shares of common stock of GenMark Diagnostics, Inc. (NASDAQ: GNMK) at a price of USD 24.05 per share in cash. The tender offer expired at 12:00 midnight, Eastern Time, at the end of the day on 21 April 2021 and was not extended.

Roche has been advised by Citibank, N.A., the depositary for the tender offer, that a total of approximately 61,201,761 shares of GenMark’s common stock were validly tendered and not validly withdrawn in the tender offer (excluding shares tendered by notice of guaranteed delivery for which certificates have not yet been “received”), which represent approximately 82.89% of the total number of shares of GenMark’s common stock outstanding.

Later today, Roche intends to complete the acquisition of GenMark through a merger of Geronimo Acquisition Corp. with and into GenMark without a vote or meeting of GenMark’s stockholders. In the merger, all shares of GenMark not owned by GenMark, Roche or Roche’s wholly owned subsidiaries (other than shares as to which appraisal rights have been validly exercised under Delaware law) will be converted into the right to receive the same cash consideration per share, less any applicable withholding taxes, as was paid in the tender offer. Following completion of the merger, GenMark will become a wholly owned subsidiary of Roche, and GenMark’s shares will cease to be traded on the NASDAQ Stock Market.

“We are excited about this important milestone, as this acquisition will support our long-lasting commitment to help control antibiotic resistance and infectious diseases, which are a leading cause of death globally,” said Thomas Schinecker, CEO Roche Diagnostics. “The addition of GenMark Diagnostics’ proprietary multiplex technology, which is designed to detect multiple pathogens from a single patient sample, will broaden our best-in-class molecular diagnostics portfolio to help make lifesaving information available to healthcare providers quickly to improve patient outcomes.”

About GenMark Diagnostics

GenMark Diagnostics is a leading provider of multiplex molecular diagnostic solutions designed to enhance patient care, improve key quality metrics and reduce the total cost-of-care. Utilizing GenMark’s proprietary eSensor® detection technology, GenMark’s eSensor XT-8® and ePlex® systems are designed to support a broad range of molecular diagnostic sample-to-answer tests with compact, easy-to-use workstations and self-contained, disposable test cartridges. GenMark’s ePlex: The True Sample-to-Answer Solution™ is designed to optimize laboratory efficiency and address a broad range of infectious disease testing needs, including respiratory, bloodstream and gastrointestinal infections.

About Roche

Roche is a global pioneer in pharmaceuticals and diagnostics focused on advancing science to improve people’s lives. The combined strengths of pharmaceuticals and diagnostics under one roof have made Roche the leader in personalised healthcare – a strategy that aims to fit the right treatment to each patient in the best way possible.

Roche is the world’s largest biotech company, with truly differentiated medicines in oncology, immunology, infectious diseases, ophthalmology and diseases of the central nervous system. Roche is also the world leader in in vitro diagnostics and tissue-based cancer diagnostics, and a frontrunner in diabetes management.

Founded in 1896, Roche continues to search for better ways to prevent, diagnose and treat diseases and make a sustainable contribution to society. The company also aims to improve patient access to medical innovations by working with all relevant stakeholders. More than thirty medicines developed by Roche are included in the World Health Organization Model Lists of Essential Medicines, among them life-saving antibiotics, antimalarials and cancer medicines. Moreover, for the twelfth consecutive year, Roche has been recognised as one of the most sustainable companies in the Pharmaceuticals Industry by the Dow Jones Sustainability Indices (DJSI).

The Roche Group, headquartered in Basel, Switzerland, is active in over 100 countries and in 2020 employed more than 100,000 people worldwide. In 2020, Roche invested CHF 12.2 billion in R&D and posted sales of CHF 58.3 billion. Genentech, in the United States, is a wholly owned member of the Roche Group. Roche is the majority shareholder in Chugai Pharmaceutical, Japan. For more information, please visit www.roche.com.

All trademarks used or mentioned in this release are protected by law.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This announcement contains forward-looking statements about GenMark Diagnostics as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Some of the statements contained in this announcement are forward-looking statements, including statements regarding, among other things, the expected effects of the transaction, all of which involve a number of risks and uncertainties, including the possibility that the Merger will not be completed and other risks and uncertainties discussed in GenMark Diagnostics’ public filings with the United States Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of GenMark Diagnostics’ Annual Report on Form 10-K for the year ended December 31, 2020, as well as the Tender Offer Documents filed by Roche and its wholly owned subsidiary, Geronimo Acquisition Corp., and the Solicitation/Recommendation Statement filed by GenMark Diagnostics. These statements are based on current expectations, assumptions, estimates and projections, and involved known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to be materially different from any future statements. These statements are generally identified by words or phrases such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may”, “should”, “estimate”, “predict”, “potential”, “continue” or the negative of such terms or other similar expressions. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and you should not place undue reliance on these statements. Roche, Geronimo Acquisition Corp. and GenMark Diagnostics disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the period covered by this report or otherwise.

Roche Group Media Relations

Phone: +41 61 688 8888 / e-mail: media.relations@roche.com

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